                                                                  EXHIBIT 10.25


                              CONSULTING AGREEMENT


         THIS CONSULTING AGREEMENT (the "Agreement") is entered into as of January 1, 2003, by and between Technical Olympic USA, Inc., a Delaware corporation (the "Company") and Lonnie M. Fedrick, an individual
("Consultant").


                                   BACKGROUND

         The Company is the surviving corporation of the merger of Newmark Home Corporation ("Newmark") and Engle Holdings Corp. (the "Merger"). Consultant and Newmark previously entered into that certain Employment Agreement dated January 1, 1998 (as subsequently amended on May 12, 2000, the "Employment Agreement"). As a result of the Merger, the Company succeeded to all of the rights, privileges and obligations of Newmark pursuant to the Employment Agreement. The term of the Employment Agreement terminates on December 31, 2002. Commencing January 1, 2003, the Company intends to cease employing Consultant as an employee and instead intends to engage Consultant to provide general business advisory services to the Company on the terms and conditions set forth in this Agreement.

                                   AGREEMENT

         NOW THEREFORE, in consideration of the mutual agreements, representations, warranties and covenants set forth below, and intending to be legally bound hereby, the Company and Consultant agree as follows:

1. DEFINITIONS. Capitalized terms used in this Agreement that are not defined herein shall have the same meaning as set forth for such terms in Exhibit "A" attached hereto.

2. CONSULTING SERVICES. During the term of this Agreement and upon request of the Chief Executive Officer or the Board of Directors of the Company, Consultant shall provide consulting services to the Company. Such services shall include, but shall not be limited to, the following services:
(i) serving as a member of the Board of Directors of the Company; (ii) providing land review, acquisition, and development services for the Company's operations in the Houston, Texas market; (iii) performing assignments for the Company as reasonably requested from time to time by the Chairman of the Board of Directors or the Chief Executive Officer of the Company; (iv) assisting the Company and its Affiliates in the identification and acquisition of land, particularly in the greater Houston, Texas area; (v) transitioning Consultant's network of contacts and local knowledge to the Company in an orderly manner;
(vi) providing such other general business advisory services to the Company as reasonably requested by the Chief Executive Officer of the Company (the "Services").

3. TIME COMMITMENT. During the "Initial Consulting Period" (as defined herein), Consultant shall devote at least twenty percent (20%) on average of his working time and energy to providing the Services hereunder. During the "Additional Consulting Period" (as defined herein), if applicable, Consultant shall provide the Services as mutually agreed by Consultant and the Company.

4.       FEES.

         4.1 INITIAL CONSULTING PERIOD. As consideration for the Services provided by Consultant during the Initial Consulting Period and for his other obligations pursuant to this Agreement, the Company shall pay to Consultant an annual fee of Four Hundred Thousand Dollars ($400,000) (the "Initial Consulting Period Fee"), payable to Consultant in equal monthly payments of Thirty-Three Thousand Three Hundred Thirty-Three Dollars and Thirty-Three Cents ($33,333.33) in accordance with the Company's normal payroll practices. If the Company requests and Consultant agrees to devote time on a substantial and sustained basis in addition to the time required to be devoted by Section 3 hereof during the Initial Consulting Period, the Company and Consultant shall mutually determine an amount of additional compensation to be paid to Consultant for such additional services.

         4.2 ADDITIONAL CONSULTING PERIOD. As consideration for the Services provided by Consultant during the Additional Consulting Period, if applicable, the Company shall pay Consultant at a rate to be mutually determined.

         4.3 BONUS. Upon recommendation of the Chief Executive Officer, subject to approval by the Board of Directors, Consultant may also, from time to time, receive additional fees during the Initial Consulting Period and Additional Consulting Period in the form of bonuses in recognition of performance and results. Such bonus payments, if any, shall be payable in accordance with the Company's normal payroll practices.

        4.4 BOARD OF DIRECTORS BENEFITS. In the event that the appropriate committee of the Board of Directors shall institute stock option or other plans applicable to Consultant in his capacity as a member of the Board of Directors, Consultant shall be entitled to participate in such plans as provided therein.

5.       BUSINESS EXPENSES; ADDITIONAL BENEFITS.

         5.1 REIMBURSEMENT OF EXPENSES. In accordance with the rules and policies that the Company may establish from time to time for its consultants, the Company shall reimburse Consultant for business expenses reasonably incurred by him in the performance of the Services. Requests for reimbursement must be accompanied by appropriate documentation.

         5.2 HEALTH INSURANCE. Consultant and Consultant's spouse shall remain eligible to participate in the Company's group health plans without paying a premium until (i) the younger of Consultant or Consultant's spouse reaches the age of sixty-five (65) or becomes eligible (or is required) to participate in any government funded health care coverage, or (ii) such individual becomes eligible for coverage under another employer's or company's group health plan. In lieu of such coverage under the Company's group health plans, Company may, in its sole discretion, (i) provide such coverage through one or more insurance contracts or other arrangements, or (ii) pay directly or reimburse Consultant for the cost of such coverage.

         5.3 OFFICE SPACE. The Company shall provide Consultant with a business office suitable for use by Consultant in the performance of the Services and shall pay the costs relating to the upkeep, maintenance, and use of such office together with reasonable and customary administrative support at such office.

         5.4 AUTOMOBILE. The Consultant shall be provided an automobile for his use and the Company shall pay the costs relating to the maintenance and operation of such automobile in accordance with the Company's customary practices and policies. Such automobile shall be suitable for Consultant's use and its quality and standard shall not be less than his existing automobile.

6.       TERM AND TERMINATION.

         6.1 INITIAL CONSULTING PERIOD. Subject to the further provisions of this Section 6, Consultant shall serve as a consultant to the Company for a period commencing on the date hereof and continuing for a period of three (3) years (the "Initial Consulting Period").

         6.2 ADDITIONAL CONSULTING PERIOD. At any time prior to the expiration of the Initial Consulting Period, the Company may notify Consultant that it desires to retain Consultant to continue to perform the Services for a period of two (2) years following the termination of the Initial Consulting Period. If the Company so notifies Consultant, the terms and conditions of this Agreement shall continue to be in effect until (i) either party provides the other party with at least three (3) months' written notice that it or he desires to terminate the Additional Consulting Period, or (ii) this Agreement is otherwise terminated as provided in this Section 6. For purposes of this Agreement, the period of time during which Consultant provides Services to the Company after the termination of the Initial Consulting Period shall be referred to as the "Additional Consulting Period." In addition, the Initial Consulting Period and the Additional Consulting Period shall collectively be referred to as the "Consulting Period."

         6.3 TERMINATION FOR BREACH. If Consultant defaults in the performance of his obligations under this Agreement, then the Company shall notify Consultant of such default and, in the event that such default is not cured within 15 days of such notice, the Company may terminate this Agreement immediately upon notice to Consultant.

         6.4 DEATH; DISABILITY. This Agreement will terminate automatically upon the death or Disability of Consultant.

7. INDEPENDENT CONTRACTOR. Consultant's relationship with the Company will be that of an independent contractor and not that of an employee.

         7.1 NO BENEFITS. Except as specifically provided herein, Consultant acknowledges and agrees that Consultant will not be eligible for any Company employee benefits and, to the extent Consultant otherwise would be eligible for any Company employee benefits but for the express terms of this Agreement, Consultant hereby expressly declines to participate in such employee benefits of the Company.

         7.2 TAXES; INDEMNIFICATION. Consultant shall have full responsibility for applicable taxes for all compensation paid to Consultant and for compliance with all applicable labor and employment requirements with respect to Consultant's self-employment, sole proprietorship or other form of business organization. Consultant agrees to indemnify, defend and hold the Company harmless from any liability for, or assessment of, any claims or penalties with respect to such taxes, labor or employment requirements, including any liability for, or assessment of, taxes imposed on the Company by the relevant taxing authorities with respect to any compensation paid to Consultant.

8.       NON-COMPETITION AND NON-INTERFERENCE.

         8.1 ACKNOWLEDGEMENTS. Consultant acknowledges that (a) the services to be performed by him under this Agreement are of a special, unique, unusual, extraordinary and intellectual character and (b) the provisions of this Section 8 are reasonable and necessary to protect the Confidential Information, goodwill and other business interests of the Company.

         8.2 COVENANTS OF CONSULTANT. Consultant covenants that he will not, directly or indirectly:

                  (a) during the Non-Compete Period, without the express prior written consent of the Board of Directors, as owner, officer, director, employee, stockholder, principal, consultant, agent, lender, guarantor, cosigner, investor or trustee of any corporation, partnership, proprietorship, joint venture, association or any other entity of any nature, engage, directly or indirectly, in the Business in (i) in any county in any state, or any county contiguous with a county, in which the Company or any of its Affiliates is conducting Business activities or has conducted Business activities in the prior twelve (12) months, and (ii) any county in which the Company or any of its Affiliates is conducting other business; provided, however, that Consultant may purchase or otherwise acquire for passive investment up to three percent (3%) of any class of securities of any such enterprise under Section 12(g) of the Securities Exchange Act of 1934;

                  (b) whether for Consultant's own account or for the account of any other person at any time during his engagement with the Company or its Affiliates (except for the account of the Company and its Affiliates) and the Non-Compete Period, solicit Business of the same or similar type being carried on by the Company or its Affiliates, whether or not Consultant had personal contact with such person or entity during Consultant's engagement with the Company;

                  (c) whether for Consultant's own account or the account of any other person and at any time during his engagement with the Company or its Affiliates and the Non-Compete Period, (i) solicit, employ, or otherwise engage as an employee, independent contractor or otherwise, any person who is an employee of the Company or an Affiliate, or in any manner induce, or attempt to induce, any employee of the Company or its Affiliates to terminate his or her engagement with the Company or its Affiliate; or (ii) interfere with the Company's or its Affiliate's relationship with any person or entity that, at any time during the Consulting Period, was an employee, contractor, supplier or customer of the Company or its Affiliate; or

                  (d) at any time after the termination of his engagement with the Company, disparage the Company or its Affiliates or any shareholders, directors, officers, employees, or agents of the Company or any of its Affiliates, so long as the Company does not disparage Consultant.

If any covenant in this Section 8.2 is held to be unreasonable, arbitrary or against public policy, such covenant will be considered to be divisible with respect to scope, time and geographic area, and such lesser scope, time or geographic area, or all of them, as a court of competent jurisdiction may determine to be reasonable, not arbitrary and not against public policy, will be effective, binding and enforceable against Consultant. Consultant hereby agrees that this covenant is a material and substantial part of this Agreement and that: (i) the geographic limitations are reasonable; (ii) the term of the covenant is reasonable; and (iii) the covenant is not made for the purpose of limiting competition per se and is reasonably related to a protectable business interest of the Company. The period of time applicable to any covenant in this
Section 8.2 will be extended by the duration of any violation by Consultant of such covenant.

9.       NON-DISCLOSURE COVENANT

         9.1      ACKNOWLEDGMENTS BY CONSULTANT. Consultant acknowledges that
(a) during the Consulting Period, Consultant will be afforded access to Confidential Information; (b) public disclosure of such Confidential Information could have an adverse effect on the Company and its business; and
(c) the provisions of this Section 9 are reasonable and necessary to prevent the improper use or disclosure of Confidential Information.

         9.2      COVENANTS OF CONSULTANT.  Consultant covenants as follows:

                  (a) CONFIDENTIALITY. During and after his engagement with the Company and its Affiliates, Consultant will hold in confidence the Confidential Information and will not disclose such Confidential Information to any person other than in connection with the performance of his duties and obligations hereunder, except with the specific prior written consent of the Company Board of Directors or the Chief Executive Officer; provided, however, that the parties agree that this Agreement does not prohibit the disclosure of Confidential Information where applicable law requires, including, but not limited to, in response to subpoenas and/or orders of a governmental agency or court of competent jurisdiction. In the event that the Company is requested or becomes legally compelled under the terms of a subpoena or order issued by a court of competent jurisdiction or by a governmental body to make a disclosure of Confidential Information, Consultant agrees that he will (i) immediately provide the Company with written notice of the existence, terms and circumstances, surrounding such request(s) so that the Company may seek an appropriate protective order or other appropriate remedy, (ii) cooperate with the Company in its efforts to decline, resist or narrow such requests, and
(iii) if disclosure of such Confidential Information is required in the opinion of counsel, exercise reasonable efforts to obtain an order or other reliable assurance that confidential treatment will be accorded to such disclosed information.

                  (b) TRADE SECRETS. Any and all trade secrets of the Company will be entitled to all the protections and benefits under the federal and state trade secret and intellectual property laws and any other applicable law. If any information that the Company deems to be a trade secret is found by a court of competent jurisdiction not to be a trade secret for purposes of this Agreement, such information will, nevertheless, be considered Confidential Information for the purposes of this Agreement, so long as it otherwise meets the definition of Confidential

Information. Consultant hereby waives any requirement that the Company submit proof of the economic value of any trade secret or post a bond or other security.

                  (c) REMOVAL. Consultant will not remove from the Company's premises (except to the extent such removal is for purposes of the performance of Consultant's duties at home or while traveling, or except otherwise specifically authorized by the Company) any document, record, notebook, plan, model, component, device, or computer software or code, whether embodied in a disk or in any other form belonging to the Company or used in the Company's business (collectively, the "Proprietary Items"). All of the Proprietary Items, whether or not developed by Consultant, are the exclusive property of the Company. Upon termination of his engagement with the Company, or upon the request of the Company during the Consulting Period, Consultant will return to the Company all of the Proprietary Items and Confidential Information in Consultant's possession or subject to Consultant's control, and Consultant shall not retain any copies, abstracts, sketches, or other physical embodiments in electronic form or otherwise, of any such Proprietary Items or Confidential Information.

                  (d) DEVELOPMENT OF INTELLECTUAL PROPERTY. Any and all writings, inventions, improvements, processes, procedures and/or techniques which Consultant (i) made, conceived, discovered or developed, either solely or jointly with any other person or persons, at any time when Consultant was an employee of the Company whether pursuant to the Employment Agreement or otherwise, whether or not during working hours and whether or not at the request or upon the suggestion of the Company, which relate to or were useful in connection with any business now or hereafter carried on or contemplated by the Company, including developments or expansions of its fields of operations, or (ii) may make, conceive, discover or develop, either solely or jointly with any other person or persons, at any time when Consultant is engaged by the Company whether pursuant to this Agreement or otherwise, whether or not during working hours and whether or not at the request or upon the suggestion of the Company, which relate to or are useful in connection with any business now or hereafter carried on or contemplated by the Company, including developments or expansions of its present fields of operations, shall be the sole and exclusive property of the Company. Consultant shall make full disclosure to the Company of all such writings, inventions, improvements, processes, procedures and techniques, and shall do everything necessary or desirable to vest the absolute title thereto in the Company. Consultant shall write and prepare all specifications and procedures regarding such inventions, improvements, processes, procedures and techniques and otherwise aid and assist the Company so that the Company can prepare and present applications for copyright or patent therefor and can secure such copyright or patent wherever possible, as well as reissues, renewals, and extensions thereof, and can obtain the record title to such copyright or patents so that the Company shall be the sole and absolute owner thereof in all countries in which it may desire to have copyright or patent protection. Consultant shall not be entitled to any additional or special compensation or reimbursement regarding any and all such writings, inventions, improvements, processes, procedures and techniques.

10.      GENERAL PROVISIONS OF SECTIONS 8 AND 9.

         10.1 INJUNCTIVE RELIEF AND ADDITIONAL REMEDY. Consultant acknowledges that the injury that would be suffered by the Company as a result of a breach of the provisions of

Sections 8 and 9 of this Agreement would be irreplaceable and that an award of monetary damages to the Company for such a breach may be an inadequate remedy. Consequently, the Company will have the right, in addition to any other rights it may have, to obtain a temporary restraining order and/or injunctive relief to restrain any breach or threatened breach or otherwise to specifically enforce any provision of this Agreement. Consultant waives any requirement that the Company secure or post any bond in conjunction with any such remedies. Consultant further agrees to and hereby does submit to in personam jurisdiction before each and every court for that purpose. Without limiting the Company's rights under this Section 10 or any other remedies available to the Company, if Consultant breaches any other provisions of Sections 8 and 9 and such breach is proven in a court of competent jurisdiction, the Company will have the right to cease making any payments otherwise due to Consultant under this Agreement.

         10.2 COVENANTS OF SECTIONS 8 AND 9 ARE ESSENTIAL AND INDEPENDENT COVENANTS. The covenants of Consultant in Sections 8 and 9 hereof are essential elements of this Agreement, and without Consultant's agreement to comply with such covenants, the Company would not have entered into this Agreement or continued the engagement of Consultant. The Company and Consultant have independently consulted their respective counsel and have been advised in all respects concerning the reasonableness and propriety of such covenants, with specific regard to the nature of the business conducted by the Company. In addition, Consultant's covenants in Sections 8 and 9 are independent covenants and the existence of any claim by Consultant against the Company under this Agreement or otherwise will not excuse Consultant's breach of any covenant in Sections 8 or 9. Notwithstanding anything in the Agreement to the contrary, (i) the covenants and agreements of Consultant in Sections 8 and 9 shall survive the termination of the Agreement, except as provided below, and (ii) the covenants and agreements in Section 8.2(a) shall be effective as of the date of the execution of this Agreement.

11.      MISCELLANEOUS.

         11.1 INDEMNIFICATION. The Company shall indemnify and hold harmless Consultant to the fullest extent permitted by applicable law against all costs (including reasonable attorneys' fees and costs), judgments, penalties, fines, amounts paid in settlements, interest and all other liabilities incurred or paid by Consultant in connection or in any way associated with the investigation, defense, prosecution, settlement, or appeal of any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and to which Consultant was or is a party or is threatened to be made a party by reason of the fact that Consultant is or was a director, officer, employee or agent of the Company, or any of its subsidiaries or Affiliates, including any property owner or condominium association that Consultant has been asked to serve on by the Company, or by reason of anything done or not done by Consultant in any such capacity or capacities, provided that Consultant acted in good faith, and in a manner Consultant reasonably believed to be in or not opposed to the best interests on the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The Company also shall pay any and all expenses (including reasonable attorney's fees) incurred by Consultant as a result of Consultant being called as a witness in connection with any matter involving the Company and/or any of its officers or directors. Nothing herein shall limit or reduce any rights of indemnification to which Consultant might be entitled under the organizational documents of the Company or as allowed by applicable law.

        11.2 WAIVER. The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by either party in exercising any right, power or privilege under this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right for the party giving such notice or demand or take further action without notice or demand as provided in this Agreement.

         11.3     SUCCESSORS.

                  11.3.1 This Agreement is personal to Consultant and without the prior written consent of the Company shall not be assignable by Consultant otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by Consultant's legal representatives.

                  11.3.2 This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

         11.4 NOTICES. All notices, consents, waivers and other communication required under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by facsimile (with written confirmation of receipt), provided that a copy is mailed by certified mail, return receipt requested, the same day or the next Business Day, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service, in each case to the appropriate addresses and facsimile numbers set forth below (or to such other addresses and facsimile numbers as a party may designate by notice to the other parties):

If to the Company:

         Technical Olympic USA, Inc.
         4000 Hollywood Blvd., Suite 500-N
         Hollywood, FL  33021
         Attn:  Antonio B. Mon, CEO
         Facsimile No.:  (954) 364-4020

         With a copy to Patricia Petersen, General Counsel, at the same address.

If to Consultant:

         Lonnie M. Fedrick
         19 Legend Park Drive
         Sugar Land, TX  77479

         11.5 ENTIRE AGREEMENT; SUPERSEDURE. This Agreement contains the entire agreement between the parties with respect to the subject matter hereof, and expressly terminates, rescinds, replaces and supersedes all prior and contemporaneous agreements and understandings, oral or written, between the parties hereto with respect to the subject matter hereof, including, without limitation, the Employment Agreement and that letter agreement dated January 7, 2002 between Consultant and the Company.

         11.6 GOVERNING LAW; SUBMISSION TO JURISDICTION. This Agreement and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of Florida, without giving effect to principles of conflicts of law. Each of the parties to this Agreement consents to the exclusive jurisdiction and venue of the courts of the state and federal courts of the State of Florida, County of Broward. Under no circumstances will Consultant assert any claim or cause of action in any state or federal court outside the State of Florida. THE PARTIES HEREBY WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED IN THIS AGREEMENT, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE. THE PARTIES AGREE THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE TRIAL BY JURY AND THAT ANY PROCEEDING WHATSOEVER BETWEEN THEM RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED IN THIS AGREEMENT SHALL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

         11.7 SEVERABILITY. If any provision of this Agreement is held invalid or unenforceable by any court or competent jurisdiction, the other provisions of this Agreement will remain in full force and effect, unless the absence of such invalid or unenforceable provision materially alters the rights or obligations of either party hereto. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable, unless the absence of such invalid or unenforceable portion of such provision materially alters the rights or obligations of either party hereto.

         11.8 AMENDMENTS AND WAIVERS. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by Consultant and a member of the Board of Directors authorized by the Board of Directors to execute the same. No waiver by either party hereto at any time of any breach by the other party hereto of, or in compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

         11.9 SURVIVAL. The provisions of Sections 5.1, 6, 7, 8, 9, 10 and 11 shall survive the termination of this Agreement.

         11.10 COUNTERPARTS. This Agreement may be executed in any number of counterparts, by original or facsimile signatures, each of which shall constitute an original and all of which taken together shall constitute one and the same instrument.

         IN WITNESS WHEREOF, the parties have executed this Consulting Agreement on the respective dates set forth below.


COMPANY:                                             CONSULTANT:

TECHNICAL OLYMPIC USA, INC.


By: /s/ Antonio B. Mon                               /s/ Lonnie M. Fedrick
    -----------------------                          ---------------------------
Name:  Antonio B. Mon                                Lonnie M. Fedrick
Title:  Chief Executive Officer

                                   EXHIBIT A

                                  DEFINITIONS

"Affiliate" means a person or entity who or which, (i) with respect to an entity, directly or indirectly through one or more intermediaries, controlled, is controlled by or is under common control with, such entity; or (ii) with respect to Consultant, is a parent, spouse or issue of Consultant, including persons in an adopted or step relationship.

"Board of Directors" means the board of directors of the Company.

"Business" means the business of developing land for, and the design and construction of, and the promotion, marketing and sale of, single-family residences, townhouses, and condominiums.

"Business Day" shall mean any day other than a Saturday, Sunday or bank holiday recognized in Fort Lauderdale, Florida.

"Confidential Information" means any and all intellectual property of the Company (or any of its Affiliates), including but not limited to:

         (a) trade secrets concerning the business and affairs of the Company (or any of its Affiliates), product specifications, data, know-how, formulae, compositions, processes, designs, sketches, photographs, graphs, drawings, samples, inventions and ideas, past, current and planned research development, current and planned manufacturing or distribution methods and processes, customer lists, current and anticipated customer requirements, price lists, market studies, business plans, computer software and programs (including object code and source code), computer software and database technologies, systems, structures, and architectures (and related formulae, compositions, processes, improvements, devices, know-how, inventions, discoveries, concepts, ideas, designs, methods and information), and any other information, however documented, that is a trade secret under federal, state or other applicable law; and

         (b) information concerning the business and affairs of the Company (or any of its Affiliates) (which includes historical financial statements, financial projections and budgets, historical and projected sales, capital spending budgets and plans, the names and backgrounds of key personnel, personnel training and techniques and materials), however documented; and notes, analysis, compilations, studies, summaries, and other material prepared by or for the Company (or any of its Affiliates) containing or based, in whole or in part, on any information included in the foregoing.

Notwithstanding the foregoing, Confidential Information shall not include information otherwise lawfully known generally by or readily accessible to the trade or general public other than by the improper disclosure by Consultant.

"Disability" means, for all purposes of this Agreement, the inability of Consultant, due to the injury, illness, disease, or bodily or mental infirmity, to engage in the performance of substantially all of the usual duties of Consultant's engagement with the Company as contemplated by Section 2 herein, such Disability to be determined by the Board of Directors upon receipt and in reliance on competent medical advice from one
(1) or more individuals, selected by the Board of Directors, who are qualified to give such professional medical advice. Consultant must submit to a reasonable number of examinations by the medical doctor making the determination of Disability, and Consultant hereby authorizes the disclosure and release to the Company of such determination and all supporting medical records. If Consultant is not legally competent, Consultant's legal guardian or duly authorized attorney-in-fact will act in the Consultant's stead for the purposes of submitting Consultant to the examinations, and providing the authorization of disclosure required hereunder.

It is expressly understood that the Disability of Consultant for a period of one hundred twenty (120) calendar days or less in the aggregate during any period of twelve (12) consecutive months, in the absence of any reasonable expectation that his Disability will exist for more than such a period of time, shall not constitute a failure by him to perform his duties hereunder and shall not be deemed a breach or default and Consultant shall receive full compensation for any such period of Disability or for any other temporary illness or incapacity during the term of this Agreement.

"Non-Compete Period" means the period beginning on the date of the execution of this Agreement and ending on the first anniversary of Consultant's termination of his engagement with the Company.


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